SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CAMDEN NATIONAL CORPORATION

(Name of Registrant as Specified in Its Charter)

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Dear Shareholders:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation (the “Company”), to be held on Tuesday, May 1, 2007, at 3:00 p.m. local time, at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”). The Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed, along with the Company’s 2006 Summary Annual Report and Annual Report on Form 10-K.

At the Annual Meeting, you will be asked to elect three (3) directors to the Company’s Board of Directors for three-year terms. In addition, you will be asked to consider and vote upon a proposed amendment to the Company’s Articles of Incorporation to require a majority vote for the election of directors, ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2007, and to consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

The Company’s Board of Directors recommends that you vote “FOR” the election of each nominee to the Board of Directors listed in the Proxy Statement, “FOR” the amendment to the Articles of Incorporation to require a majority vote for election of directors, and “FOR” the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2007.

Your vote is extremely important. Therefore, even if you do not plan to attend the Annual Meeting in person, we ask that you complete, sign and return your Proxy Card in the enclosed envelope as soon as possible, and in any case, no later than 5:00 p.m. local time on Monday, April 30, 2007. Shareholders of record of the Company’s common stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed Proxy Card.

As always, your continued support is greatly appreciated.

Sincerely,

Rendle A. Jones

Chairman of the Board

Robert W. Daigle

President and Chief Executive Officer

March 29, 2007

Notice of Annual Meeting of Shareholders

To be held May 1, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation, (the “Company”), will be held on Tuesday, May 1, 2007 at 3:00 p.m. local time at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”) for the following purposes:

1.	To elect three directors. The Company’s Board of Directors has nominated each of David C. Flanagan, Theodore C. Johanson, Robin A. Sawyer, to serve as directors of the Company until the 2010 Annual Meeting and until their respective successors are duly elected and qualified;

2.	To amend the Articles of Incorporation of the Company to require a majority vote for the election of directors;

3.	To ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2007; and

4.	To consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 15, 2007 as the record date for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. For ten days prior to the Annual Meeting, the Company will make available for inspection by any shareholder during ordinary business hours at the Company’s principal office, located at Two Elm Street, Camden, Maine 04843, a list of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Only business within the purposes described in this notice may be conducted at the Annual Meeting.

The Board of Directors unanimously recommends that you vote “FOR” each of the three nominees as directors on the Company’s Board of Directors, “FOR” the amendment to the Articles of Incorporation to require a majority vote for election of directors, and “FOR” the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2007.

The Board of Directors requests that you complete, sign and date the enclosed Proxy Card and mail it promptly in the enclosed postage-paid envelope. Any proxy that you deliver may be revoked prior to the Annual Meeting by a writing delivered to the Company, Attention: John W. Holmes, Secretary, Two Elm Street, Camden, Maine 04843, stating that your proxy is revoked, or by delivering a later dated proxy. Shareholders of record of the Company’s common stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed Proxy Card.

By Order of the Board of Directors,

John W. Holmes,

Secretary

March 29, 2007

PROXY STATEMENT

Annual Meeting of Shareholders

to be held May 1, 2007

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Camden National Corporation, a Maine corporation (the “Company”), for use at the 2007 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 1, 2007 at 3:00 p.m. local time, at Camden National Corporation’s Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 (together with any adjournments or postponements thereof, the “Annual Meeting”). Only shareholders of record as of March 15, 2007 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for each of the three nominees to the Company’s Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of the Record Date, 6,624,136 shares of the Company’s common stock, no par value (“Common Stock”), were outstanding and entitled to vote at the Annual Meeting.

The Company will bear the cost of soliciting proxies. In addition to use of the mail, proxies may be solicited personally or by telephone or telegraph by the Company’s directors and officers who will not be specially compensated for such solicitation. The Company has engaged American Stock Transfer and Trust Company, its transfer agent, to solicit proxies held by brokers and nominees for a fee of $300 plus reimbursement for reasonable out-of-pocket expenses in the solicitation of proxies. Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward these soliciting materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses of doing so. The stock transfer books will remain open between the Record Date and the date of the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement and Proxy Card were first mailed to the Company’s shareholders on or about March 29, 2007 to solicit proxies for the Annual Meeting. Any shareholder giving a proxy has the right to revoke it at any time before it is exercised; therefore, the delivery of an executed Proxy Card will not in any way affect a shareholder’s right to attend the Annual Meeting and vote in person. Revocation may be made prior to the Annual Meeting by written revocation, or duly executed Proxy Card bearing a later date sent to the Company, Attention: John W. Holmes, Secretary, Two Elm Street, Camden, Maine 04843; or a proxy may be revoked personally at the Annual Meeting prior to the voting of the proxy. In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by the Company, including unmarked proxies, will be voted to (a) elect the nominees to the Company’s Board of Directors described herein, (b) adopt the proposed amendment to the Company’s Articles of Incorporation to require a majority vote for the election of directors, (c) ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2007 and (d) consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

The holders of one-third of the total number of outstanding shares of Common Stock, present in person or by proxy, are required for a quorum at the Annual Meeting. If a quorum is present at the Annual Meeting, a plurality of shares voted is required to elect each of the three directors and a simple majority to adopt the amendment to the Company’s Articles of Incorporation to require a majority vote for the election of directors and to ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2007. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not for purposes of voting with respect to determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy Card that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining a quorum, but not for purposes of voting with respect to that matter.

PRINCIPAL SHAREHOLDERS

As of the Record Date, there were 6,624,136 shares of Common Stock outstanding, held of record by approximately xxx shareholders. Only shareholders of record as of the Record Date shall be entitled to vote at the Annual Meeting and each share is entitled to one vote.

The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of Common Stock, (ii) each current director of the Company and each nominee for director on the Company’s Board of Directors, (iii) the Company’s named executive officers (as defined on page 15, under the heading “Executive Compensation”) and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the Company’s directors, executive officers and shareholders owning more than five percent of Common Stock has sole voting and investment power with respect to all shares of stock beneficially owned by him or her as set forth opposite his or her name.

5% or Greater Shareholders:	Number of Shares Held		Percentage of Shares Outstanding
Kenneth C. & Prudence G. Dickey	389,202		5.88%
P.O. Box 188
Camden, Maine 04843

Directors, Nominees and named executive officers:
Laurel J. Bouchard	6,137	(1)	*
Ann W. Bresnahan	23,940	(2)	*
Robert J. Campbell	24,000		*
Robert W. Daigle	23,023	(3)	*
Sean G. Daly	3,257	(4)	*
Gregory A. Dufour	10,304		*
David C. Flanagan	1,784		*
Ward I. Graffam	2,199	(5)	*
Rendle A. Jones	162,668	(6)	2.46%
John W. Holmes	9,000		*
Theodore C. Johanson	14,960		*
Winfield F. Robinson	26,241	(7)	*
Robin A. Sawyer, CPA	595	(8)	*
Jeffrey D. Smith	3,432	(9)
All nominees, continuing directors and executive officers as a group (15 persons):	317,009		4.78%

*	Less than 1%.
(1)	Includes 3,750 shares underlying stock options exercisable within 60 days and 1,795 shares over which voting and dispositive power are shared jointly with Ms. Bouchard’s spouse.
(2)	Includes 5,940 shares over which voting and dispositive power are shared jointly with Ms. Bresnahan’s spouse.
(3)	Includes 400 shares owned by Mr. Daigle’s spouse, as to which Mr. Daigle disclaims any beneficial interest, and 18,720 shares over which voting and dispositive power are shared jointly with Mr. Daigle’s spouse.
(4)	Includes 3,000 shares underlying stock options exercisable within 60 days.
(5)	Includes 319 shares owned by Mr. Graffam’s son, as to which Mr. Graffam disclaims any beneficial interest.
(6)	Includes 113,685 shares owned by various trusts of which Mr. Jones acts as trustee, as to which shares he disclaims any beneficial interest. Also includes 1,950 shares owned by Mr. Jones’s spouse, as to which Mr. Jones disclaims any beneficial interest.
(7)	Includes 26,241 shares owned by Mr. Robinson’s spouse, as to which Mr. Robinson disclaims any beneficial interest.
(8)	Includes 595 shares over which voting and dispositive power are shared jointly with Ms. Sawyer’s spouse.
(9)	Mr. Smith resigned from the Company effective February 16, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Section 16 Persons”) to file initial reports of ownership and reports of changes in ownership with the Securities Exchange Commission (“Commission”) and the American Stock Exchange. Section 16 Persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such reports and written representations that all other filings required to be made by the Section 16 Persons during the fiscal year ended December 31, 2006 were timely made, the Company believes that all Section 16 Persons filed the reports required to be filed under Section 16(a) on a timely basis.

PROPOSAL 1 - ELECTION OF DIRECTORS

Directors and Executive Officers

The Company’s Board of Directors currently consists of ten members. Under the Company’s Articles of Incorporation, the Board of Directors is divided into three classes with approximately one-third of the directors standing for election each year. At the Annual Meeting, three directors will be elected to serve until the 2010 Annual Meeting of shareholders and until each such director’s successor is duly elected and qualified. Pursuant to the rules of the American Stock Exchange, the Governance Committee has nominated David C. Flanagan, Theodore C. Johanson, and Robin A. Sawyer for election as directors. More information on our nomination procedures is included in the Board of Directors and its Committees section starting on page 6 under our Governance Committee description. The proxies will be voted, unless authority to do so is expressly withheld, in favor of the three nominees nominated by the Board of Directors. The Board of Directors recommends voting “FOR” the election of each nominee as director of the Company.

Set forth below is a list of the nominees for directors of the Company, including their ages and positions with the Company and its subsidiaries (i.e. Camden National Bank and Acadia Trust, N.A.), each as of December 31, 2006.

Nominees	Age	Position with the Company	Current Term of Directorship	Positions with Subsidiaries
David C. Flanagan	53	Director	2007	Director, Camden National Bank

Theodore C. Johanson	69	Director	2007	Director, Camden National Bank

Robin A. Sawyer, CPA	39	Director	2007	—

Set forth below is a list of the Company’s directors not currently standing for election to the Board of Directors and the executive officers of the Company, including their ages and positions with the Company and its subsidiaries, each as of December 31, 2006.

Other Directors and Officers	Age	Position with the Company	Term of Directorship	Positions with Subsidiaries
Ann W. Bresnahan	55	Director	2009	Director, Camden National Bank

Robert J. Campbell	58	Director	2008	Director, Acadia Trust, N.A.

Robert W. Daigle	57	Director, President & Chief Executive Officer	2009	Director, Camden National Bank Director & Chairman, Acadia Trust, N.A.

Ward I. Graffam	66	Director	2008	Director, Acadia Trust, N.A.

John W. Holmes	61	Director	2008	Director, Camden National Bank

Other Directors and Officers	Age	Position with the Company	Term of Directorship	Positions with Subsidiaries

Rendle A. Jones	64	Director & Chairman	2009	Director, Camden National Bank Director, Acadia Trust, N.A.

Winfield F. Robinson	69	Director	2008	Director & Chairman, Camden National Bank

Laurel J. Bouchard	51	Chief Administrative Officer	—	—

Sean G. Daly	39	Chief Financial Officer	—	—

Gregory A. Dufour	46	Chief Banking Officer	—	President & Chief Executive Officer, Camden National Bank Director, Camden National Bank Director, Acadia Trust, N.A.

Jeffrey D. Smith	44	—		Executive Vice President & Chief Operating Officer, Camden National Bank

Susan M. Westfall	50	Senior Vice President, Clerk & Corporate Controller	—	Cashier & Trust Officer, Camden National Bank

All of the executive officers listed above will hold office at the discretion of the Company’s Board of Directors (except for Mr. Smith who resigned effective February 16, 2007). There are no arrangements or understandings between any of the directors, or officers or any other persons pursuant to which any of the above directors have been selected as directors, or any of the above officers have been selected as officers. There are no “family relationships” among the above directors and officers, as the Commission defines that term.

The principal occupation and business experience for at least the last five years for each executive officer, director and nominee for director is set forth below. None of the organizations in the descriptions below, except Camden National Bank and Acadia Trust, N. A., are affiliated with the Company.

Nominees for Election as Directors

David C. Flanagan. Mr. Flanagan joined the Company’s Board of Directors in September 2005. He has also been a Director of Camden National Bank since 1998. Mr. Flanagan is President of Viking Lumber, Inc. a family-owned lumber and building supply business with five locations in mid-coast Maine, a position he has held since 1978.

Theodore C. Johanson. Previously a Director of KSB Bancorp, Inc. (“KSB”), Mr. Johanson became a Director of the Company concurrent with its acquisition of KSB in December 1999. Mr. Johanson was a Director of KSB and Kingfield Savings Bank from October 1996 until the Company acquired KSB in December 1999 and Kingfield Savings Bank’s merger with United Bank in February 2000, at which time Mr. Johanson became a Director of UnitedKingfield Bank. In September 2006, the Company merged UnitedKingfield Bank into Camden National Bank, at which time Mr. Johanson became a Director of Camden National Bank. Mr. Johanson is currently the Managing Director of Harbor Wharf, LLC. Formerly, Mr. Johanson was the President of Falcon Shoe Company in Lewiston, Maine from 1963 until 2000.

Robin A. Sawyer, CPA. Ms. Sawyer joined the Company’s Board of Directors in July 2004. Ms. Sawyer is Vice President, Corporate Controller at Fairchild Semiconductor, a position she has held since November 2002. In addition, from October 2005 to March 2006, she served as interim Co-Chief Financial Officer and as the Principal Financial Officer at Fairchild Semiconductor. She joined Fairchild Semiconductor in 2000 as Manager of Financial Planning and Analysis. From 1998 to 2000, Ms. Sawyer was employed by Cornerstone Brands, Inc. as Director of Financial Planning and Reporting. Prior to 1998, Ms. Sawyer worked at Baker, Newman & Noyes, LLC and its predecessor firm, Ernst & Young.

Continuing Directors

Ann W. Bresnahan. Ms. Bresnahan has been a Director of the Company and Camden National Bank since 1990. She has been a full-time volunteer and civic leader since 1970.

Robert W. Daigle. Mr. Daigle is President and Chief Executive Officer of the Company. He has been a Director of the Company and Camden National Bank since 1996, after being named President and Chief Executive Officer of Camden National Bank effective January 8, 1996, a position he held until January 1, 2004. Mr. Daigle was also a Director of Trust Company of Maine, Inc., until its merger with Acadia Trust, N.A. in December 2002. In October 2003, he became a Director of Acadia Trust, N.A. and currently serves as Chairman. Mr. Daigle was a Director of United Bank from June 1999 until its merger with Kingfield Savings Bank in February 2000, at which time he became a Director of UnitedKingfield Bank until its merger with Camden National Bank in September 2006.

Rendle A. Jones. Mr. Jones has been a Director of the Company and Camden National Bank since 1988, and became Chairman of the Company in 1998 and Chairman of Camden National Bank in 1999. Mr. Jones was a Director of United Bank from 1996 until its merger with Kingfield Savings Bank in February 2000, at which time he became a Director of UnitedKingfield Bank until its merger with Camden National Bank in September 2006. Concurrent with the merger of UnitedKingfield Bank and Camden National Bank, Mr. Jones relinquished his Chairmanship of Camden National Bank. In February 2006, he became a Director of Acadia Trust, N.A. Mr. Jones is a partner in the law firm of Harmon, Jones, & Sanford, LLP in Camden, Maine, where he has worked since 1968.

Robert J. Campbell. Mr. Campbell joined the Company’s Board of Directors in November 1999. He has also been a Director of Acadia Trust, N.A. since its acquisition in July 2001. He has been a partner in the investment management firm of Beck, Mack & Oliver in New York, New York, since 1991.

Ward I. Graffam. Mr. Graffam joined the Company’s Board of Directors in November 1999. He has also been a Director of Acadia Trust, N.A. since its acquisition in July 2001. Mr. Graffam is a former co-owner of Wayfarer Marine Corporation in Camden, Maine. Previously, Mr. Graffam spent 30 years in various legal and executive positions with UNUM Corporation and retired as President and Managing Director of UNUM European Holding Company. He is a member of several for-profit and non-profit boards of directors and a consultant to various businesses on strategic issues.

John W. Holmes. Mr. Holmes has been a Director of the Company and Camden National Bank since 1988. Mr. Holmes is also President and majority owner of Consumers Fuel Company in Belfast, Maine, a position he has held since 1977.

Winfield F. Robinson. Previously Chairman and a Director of KSB, Mr. Robinson became a Director of the Company concurrent with its acquisition of KSB in December 1999. Mr. Robinson served as Chairman of the Board of KSB since its formation in 1993. He also served as a Director of Kingfield Savings Bank from 1976 and was elected its Chairman of the Board in 1986 until the Company acquired KSB in December 1999. Upon the merger of Kingfield Savings Bank with United Bank in February 2000, Mr. Robinson became a Director and Chairman of UnitedKingfield Bank. In September 2006, the Company merged UnitedKingfield Bank into Camden National Bank, at which time Mr. Robinson became a Director and Chairman of Camden National Bank. Mr. Robinson is currently President of Flagstaff Ventures, LLC. From 1998 until 2002, Mr. Robinson was President of Timber Resource Group, LLC, a forest products firm based in Farmington, Maine.

Executive Officers

Laurel J. Bouchard. Ms. Bouchard joined the Company in May 1999 as Vice President, Corporate Sales and Marketing, was promoted to Senior Vice President, Corporate Administration in January 2001, and then to Chief Administrative Officer in January 2004. Prior to joining the Company, Ms. Bouchard worked 17 years for Merrill Trust Company/Fleet Bank, having served as Senior Vice President and District Manager at the time of her departure.

Sean G. Daly. Mr. Daly joined the Company in February 2005 as Chief Financial Officer. Prior to joining the Company, Mr. Daly was Chief Operating Officer at QGO, LLC and Director of Business Development at its related company, QC2, LLC in Rhode Island. In addition to his experience at QGO, Mr. Daly has held various financial management positions with FleetBoston Corporation, Citizens Financial Group, Putnam Investments and Melville Corporation. Mr. Daly started his career at KPMG in Providence, Rhode Island.

Gregory A. Dufour. Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and then in January 2006, he became President and Chief Executive Officer for Camden National Bank. He has also been a director of Camden National Bank since January 2004, and in August 2006, he became a Director of Acadia Trust, N.A. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller.

Jeffrey D. Smith. Mr. Smith joined the Company in February 1997 as Vice President of Operations and was promoted to Senior Vice President of Operations & Technology in January 2001. In August 2002, Mr. Smith was named Chief Operating Officer for UnitedKingfield Bank, and then in January 2004, he became President and Chief Operating Officer for UnitedKingfield Bank. Upon the merger of UnitedKingfield Bank and Camden National Bank in September 2006, Mr. Smith was named Executive Vice President and Chief Operating Officer of Camden National Bank, a position he held until his resignation on February 16, 2007.

Susan M. Westfall. Ms. Westfall was named Vice President & Corporate Controller for the Company in January 1996, having held numerous positions of increasing responsibility with Camden National Bank since 1979. In 1997, her responsibilities were expanded to include those of Clerk, and she was promoted to Senior Vice President in January 2005.

For a summary of the business experience and biographical information for Mr. Daigle, please see the “Continuing Directors” section.

Board of Directors and its Committees

Board of Directors. During 2006, the Company was managed by a 10-member board, a majority of whom meet the independence standards established by the American Stock Exchange. The Board of Directors of the Company held ten regular meetings, two special meetings, and one Annual Meeting during 2006. Each of the directors attended at least 75% of the total number of meetings of the Company’s Board, and meetings of the committees of the Company Board that he or she was eligible to attend. Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of shareholders, we expect that our directors will attend, even though we recognize that directors occasionally may be unable to attend for personal or professional reasons. We generally hold a meeting of the Board on the same date as the annual meeting of shareholders. In 2006, eight directors, and in 2005, ten directors attended our annual meeting of shareholders.

The Company’s Board of Directors has standing Audit, Compensation, Capital Planning, and Governance committees.

Audit Committee. The members of the Company’s Audit Committee are Robin A. Sawyer, CPA, Chairman, Robert J. Campbell, David C. Flanagan and John W. Holmes. Ms. Sawyer, CPA, meets the criteria for an “audit committee financial expert” and all committee members are independent within the meaning of the rules adopted by the American Stock Exchange pursuant to the Sarbanes-Oxley Act of 2002. This Committee met nine times during 2006. The Company’s Audit Committee receives and reviews reports on examinations and audits of the Company, and works to ensure the adequacy of operating practices, procedures and controls. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Compensation Committee. The members of the Company’s Compensation Committee are Ward I. Graffam, Chairman, Ann W. Bresnahan, John W. Holmes, Rendle A. Jones and Winfield F. Robinson. This Committee met sixteen times during 2006. The Committee discharges the Board’s responsibilities relating to compensation of the Company’s directors and executives, and oversees the Company’s overall compensation and benefits programs. Prior to 2006, a separate Retirement Committee reviewed matters relating to the retirement plans offered to employees of the Company and its subsidiaries. The Compensation Committee’s responsibilities were expanded this past year to include retirement plans. The Compensation Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

Mr. Graffam, in his roles as Chairman of the Board of: 1) Trustees of Maine Maritime Academy, 2) Directors of Maine Employers’ Mutual Insurance Company, and 3) Advisors for the Waldron Group of Companies, as well as board member and compensation committee member of Maine Medical Center, advises those organizations on compensation matters in a similar manner. Mr. Jones, in his role as director and member of the executive committee of Pen Bay Healthcare, advises that organization on compensation matters as well. Mr. Graffam and Mr. Jones are the only members of the Committee who have advised other organizations on compensation matters as a member of another company’s board or committee.

Capital Planning. The Company’s Capital Planning Committee members are Robert J. Campbell, Chairman, Robert W. Daigle and Rendle A. Jones. This Committee met three times during 2006. This Committee oversees capital adequacy for the Company and its subsidiaries, and coordinates capital generation and deployment activities.

Governance Committee. The Governance Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company, and as chairs and members of committees of the Board of Directors. The Governance Committee is also responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board of Directors and its committees are functioning effectively. The Governance Committee operates under a written charter, a copy of which is available on the Company’s website at www.camdennational.com.

The members of the Governance Committee are Rendle A. Jones, Chairman, David C. Flanagan, Ward I. Graffam, Theodore C. Johanson, and Winfield F. Robinson, each of whom the Board of Directors has determined to be independent under the new listing standards adopted by the American Stock Exchange. The Governance Committee held three meetings during 2006.

The Governance Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominations made by directors, management and shareholders. To date, the Governance Committee has not engaged any third parties to assist in identifying candidates for the Board of Directors. The Governance Committee has established minimum qualifications for recommended nominees that include evaluating nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience and their ability to represent and act on behalf of all shareholders, as well as the needs of the Board of Directors. In general, the Governance Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board.

2006 Compensation Committee Process

The Compensation Committee (the “Committee”) of the Board of Directors of Camden National Corporation discharges the Board’s responsibilities relating to compensation of our directors and executive officers, and oversees our Company’s overall compensation and benefits programs.

Activity. We met more often than in previous years in large part due to changes in the regulations governing executive compensation and benefit plans. A significant amount of time was dedicated to the following activities: reviewing the metrics for the Long-Term Performance Share Plan (or Long-Term Incentive Plan, “LTIP”); analyzing and evaluating the existing Supplemental Executive Retirement Plans (“SERP”); performing executive and director compensation peer review; amending the Management Stock Purchase Plan (“MSPP”); amending the Chief Executive Officer’s (“CEO’s”) employment agreement; reviewing and updating all compensation documents for 409A compliance; approving incentive payouts, stock and options awards, CEO salary and incentive plans, executive salary and incentive plans, and executive stock ownership; reviewing executive and employee benefits; reviewing audit reports regarding the 401(k) retirement savings plan and executive compensation plans; and reviewing participation, loan activity and Company match for the 401(k) plan.

During 2006, we approved new plan documents for both the executive and the director deferred compensation plans to 1) ensure compliance with IRS Code Section 409A, 2) incorporate new provisions, and 3) reflect necessary changes as a result of the September 30, 2006 merger of two subsidiary banks’ Boards of Directors. We also expanded the Company’s 401(k) plan to include a Roth 401(k) investment option for employees, effective January 1, 2007. Lastly, the post-retirement medical benefit was expanded to include employees of all subsidiaries as of January 1, 2007.

We also accomplished the following committee-specific actions: combining the Retirement Committee with the Compensation Committee to avoid duplication of effort; updating the Committee’s charter; reviewing and evaluating Committee performance; and participating in the preparation of the compensation discussion and analysis included in this Proxy Statement.

Role of Executives in Establishing Compensation. Laurel J. Bouchard, in her role as Senior Vice President & Chief Administrative Officer with oversight for human resources, serves as a management liaison to our Committee, along with Susan M. Westfall, Senior Vice President & Corporate Controller, and Anne S. Edwards, Vice President of Human Resources. This management group assists in the administration of all executive compensation programs, prepares our Committee and Board meeting materials, works with consultants engaged by the Committee, and performs work as requested, including the preparation of peer analyses, based on peer groups selected by the Committee. Mr. Daigle, President & Chief Executive Officer of the Company, occasionally attends portions of our meetings at the invitation of the Committee’s Chairman, and makes recommendations on base salary, annual incentives, and equity compensation for executive officers who report to him.

Compensation Consultants. We utilize the services of various consultants when deemed appropriate. As the Company’s primary legal counsel for Commission related matters, Goodwin Procter LLP has assisted us for a number of years by providing legal review of compensation plan documentation, as well as assistance on compensation related regulatory filings. During 2006, we also utilized the consulting services of Watson Wyatt Worldwide (“Watson Wyatt”) for executive compensation plan design, access to best practices, analysis of plan options, and general consulting services. In 2006, specifically, the Committee engaged Watson Wyatt for consulting services relative to an evaluation of the existing and future SERPs, and a complete analysis of Mr. Daigle’s compensation package. In this work, Watson Wyatt’s role was to analyze various plan options, provide comparative industry data, and make recommendations for our consideration. Goodwin Procter LLP, Watson Wyatt, and all other consultants utilized are considered independent because the Committee directly engages the consultant and determines the scope of the assignment, as well as the fees paid for such services.

We have also used the services of several other firms and attorneys as necessary to ensure that all compensation plans and programs are properly administered, documented, and meet all legal and regulatory requirements.

Company Compensation Policies and/or Practices. We have adopted several policies and/or practices relative to executive compensation matters. The following is a list and brief explanation of current approved practices and policies:

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Total Compensation. “Total compensation” for executives, as defined in this context, will include a combination of base salary, annual incentive compensation, long-term incentive compensation, as well as equity compensation awards. Each component of compensation must be reviewed in light of the entire compensation package. We review executive compensation on an annual and ongoing basis, using peer group data, input from the CEO on his direct reports, and other relevant information.

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Base Salaries. Executive salaries are generally reviewed in the fall and any salary increase recommendations are made each year in the first quarter. Appropriate levels of executive compensation are established using the following guiding factors: national and regional peer groups, local banking surveys, our financial performance, shareholder returns, achievement of short and long term objectives, and the financial plan for the ensuing year. Once the factors affecting the executive group as a whole are evaluated, we consider the scope of responsibility and the specific performance level of each executive officer in determining the appropriate pay level. Each executive officer (other than the CEO) has an annual performance evaluation conducted by the individual in the next level of management, and recommendations from the CEO regarding the compensation of his direct reports are considered. With input from the Board of Directors, we evaluate the performance of the CEO against written performance objectives for the year. It is a central aim of the Committee to ensure that each executive officer is appropriately compensated for his or her contribution, knowing that the amount of the contribution directly affects our Company and its shareholders.

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Benchmarking of Compensation. The Committee is charged with annually reviewing executive salaries and overall compensation in relation to the appropriate peer group information. It is therefore our goal to support and develop programs designed to place our executive base salaries at or near a targeted percentile of the designated peer group. We review benchmark companies annually and the peer groups are selected based on multiple factors, including financial performance, asset size and geographic location. We set compensation goals in relation to the peer data, discuss the reasons for wanting to achieve certain goals, and contemplate timeframes for meeting the goals if they are currently not being achieved.

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Mix of Incentive Compensation: Fixed and Discretionary. We have designed the annual executive incentive program with a portion of the calculated award being fixed (60%) and a portion that is at the discretion of management (40%). Management has the ability to recommend action on the discretionary portion, and we will regularly review actions of management to insure proper execution of the incentive programs.

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Stock Ownership. Stock ownership guidelines for named executive officers were established effective January 1, 2005; stock options and restricted stock are not included under the definition of “ownership.” The CEO is required to own stock equal in value to three times his base salary, with the other named executive officers owning stock equal in value to one time base salary, by January 1, 2010. The CEO must own stock valuing six times his base salary, with the other named executive officers owning stock valuing two times their base salaries by January 1, 2015. Named executive officers hired after January 1, 2005 will have five and ten years, respectively, from date of participation in the executive compensation program to meet the one times and two times base salary requirements, respectively.

•	Tax Gross Up. It is not our practice to gross up compensation on cash incentives, equity compensation, or perquisites in order to cover the tax liability for executives.

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Company Stock Hedging—Prohibition of Short Sales and Purchases, Puts, Calls and Options. Neither employee, spouse, nor any immediate family member sharing the employee’s household, may sell any securities of our Company that are not owned by such person at the time of the sale (a “short sale”). Also, no such person may buy or sell puts, calls or options with respect to our Company’s stock at any time.

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Other Board Membership or Employment. Prior approval of the Governance Committee is required if a named executive officer elects to serve on the board of another “for profit” entity, is employed by another company, or operates a separate business.

Compensation Discussion and Analysis

The following compensation discussion and analysis provides a comprehensive narrative disclosure of the compensation elements provided to the executive officers of our Company for the year ended December 31, 2006. This discussion should be read in conjunction with the tables and supporting narrative disclosures that follow.

OBJECTIVES OF COMPENSATION PROGRAM

Compensation Philosophy and Objectives. Our philosophy relative to the compensation of the executive officers is simple and straightforward. The compensation and benefits package for executive officers should be sufficient (not more, not less) to attract and retain the executive talent required to lead our Company in producing desirable short- and long-term results. Most importantly, the overall program is designed to closely align the interests of our named executive officers with the interests of our shareholders. The stated compensation philosophy and its relevance are evaluated on an annual basis.

The primary objective of our Committee is to develop and implement compensation policies, plans, and guidelines that are:

•	designed to provide competitive base salaries and short- and long-term incentives that align executives’ interests with our Company’s short- and long-term financial goals;

•	performance-based and designed to motivate our executives toward the goal of enhancing enduring shareholder value;

•	balanced in terms of cash and equity compensation with a focus on increasing an executive’s equity ownership over time; and

•	appropriate for our Company in light of all relevant circumstances.

Decisions regarding executive compensation are evaluated in light of our Company’s past performance, the local and regional job market available for each position, the economic conditions in the State of Maine, and our Company’s short- and long-term business plans. Moreover, the Committee’s goal is to review and analyze each element of compensation considering the entire compensation package. Care is taken to ensure that rewards for executives, such as annual incentives and equity compensation, are appropriate in relation to shareholder returns for the same period.

Effective January 1, 2005, the Company implemented a new, more comprehensive executive compensation program for its named executive officers, designed with the assistance of our consultant, Watson Wyatt. This program is now an integral part of an overall management strategy that enables us to attract, retain and motivate executives who have the experience and capabilities to reach short- and long-term fiscal targets set forth in the operating and strategic plans. The components of the design are detailed later in this discussion.

Benchmarking – Executive and Director Compensation. We have found that the use of appropriate benchmarks for compensation analyses is an effective method for evaluating executive compensation. Accordingly, each year the Committee prepares peer group comparison reports that include: 1) base salaries, 2) total cash compensation (including base salaries and annual incentive compensation) and 3) total compensation (including base salaries and annual incentive compensation and the 3-year average of long-term compensation). In 2006, peer group data was compiled from two peer groups: one based on asset size and similar financial performance, and the other comprised of New England banks of similar asset size. Information from the 2005 Financial Institutions Survey, compiled by Berry, Dunn, McNeil & Parker, our Company’s independent registered public accounting firm, was also utilized. Compensation information was collected from the proxy filings and compiled by management for review by the Committee.

The first and largest peer group was a group of fifteen high-performing banks across the country from $1-3 billion in assets. Ranked by “3-Year Average Return on Equity” (“ROAE”) for the period ending December 31, 2004, the companies selected were ranked in the top 100 from #44 to #63 (with ROAEs ranging from 15.0% to 16.2%), with our Company ranked #52 (and a ROAE of 15.7%). The Committee selected this group in order to benchmark its named executive officers against a large group of companies with similar performance characteristics.

The second peer group used for comparison was a group of six publicly held banking financial services companies with $1-3 billion in assets headquartered in New England. The 3-Year Return on Average Equity for this group had a much wider range (11.6% to 20.7%) than that of the first group.

For the analysis of director compensation, management used the same peer groups to prepare a report on annual or monthly retainers, fees for board and committee meetings, and other information described in the proxy affecting compensation and benefits for directors.

The Committee’s competitive pay objective is to pay at or near a targeted percentile of the New England peer group on base salaries. This pay range was selected as being representative of compensation levels that are more equivalent to our markets and to our competitors. Since all named executive officers were below the targeted percentile on base salaries and total compensation, the Committee recommended, and the Board of Directors approved, salary adjustments for the executive officers for 2006 (except for the CEO, see explanation on page 11).

COMPENSATION PROGRAM DESIGN

The Compensation Program, designed and implemented effective January 1, 2005, includes components deemed necessary to attract and retain executive talent and to promote short and long-term returns for the shareholder. The program includes 1) base salary, 2) incentive bonus based on the Company’s and an executive’s annual performance (Executive Incentive Program), 3) incentive bonus based on long-term performance (Long Term Incentive Plan), and 4) attractive stock investment and ownership plans (Management Stock Purchase Plan, stock options and restricted stock grants). These four components were chosen for their appropriateness in supporting our overall compensation philosophy and objectives, and in particular for their alignment with shareholder value.

To help shareholders further understand the design of the Compensation Program, a discussion of each of the program’s four components and its impact on shareholder value is included below.

ELEMENTS OF COMPENSATION PAID TO EXECUTIVES

Base Salary. Base salary is an essential recruitment and retention tool, and balances the need to attract and retain talented executives with the cost to our Company and the impact on shareholder value. Base salary is set at a level that is competitive and appropriate for the market, but conservatively set to allow for significant performance-based compensation in addition to base salary. Base salary, which is based on an executive’s expected performance against specific job criteria for the current period, should be viewed in the context of “total compensation.” Other factors that impact decisions on base salaries for named executive officers are: the Company’s financial performance in standard ratios such as return on equity, earnings per share, and efficiency ratio, as well as performance to budget for the current year and projected financial goals for the coming year. Non-cash fringe benefits (e.g. insurances, 401(k) plan benefits) should also be in a competitive range so that both cash and non-cash elements allow us to attract and retain top quality executives. We meet these objectives by offering competitive base salaries with periodic adjustments and a comprehensive employee benefit package, in addition to the other elements of executive compensation described herein.

Compensation of the Chief Executive Officer: The CEO’s base salary arrangement is reviewed annually in light of a) the overall performance of our Company, b) his performance against the written goals and objectives set forth in his performance contract, and c) a comparison to the compensation of chief executive officers in other similar companies of comparable size and performance characteristics.

Short Term Incentives.

Executive Incentive Plan (“EIP”). The Committee administers the EIP, which allows annual incentives for the named executive officers (as well as others selected by the Committee and approved by the Board of Directors). The EIP is designed to motivate executives to reach or exceed the annual fiscal targets set in strategic and operating plans, as well as their individual performance goals. This Plan achieves its objective of motivating and then rewarding short-term achievement of goals, and is an effective recruitment and retention tool for top executives.

The annual EIP for executive officers and other selected members of management is tied specifically to budget. Annual budgets are prepared by management and approved by the Board of Directors. Potential awards are earned relative to performance to budget for that year. At 100% of the budgeted net income before taxes (“NIBT”), including the amount of the awards, executive officers receive 100% of their respective targeted awards; if performance is below 96% of the budget for NIBT, there is no payout under this program. Awards are capped at 110% of budgeted NIBT, at which level named executive officers would receive 200% of their respective targeted awards.

Each named executive officer has a targeted incentive percentage based on the position he or she holds, and that position’s impact on the overall results of our Company. These targeted percentages are reviewed annually by the Committee and may be adjusted. Each participant in this Plan must have an overall “satisfactory” or better rating on his or her individual performance review, against goals established for the year, in order to be eligible for an incentive payout. Then, each participant’s recommended payout is based 60% (fixed) on our Company’s financial results as compared to budget, and 40% (discretionary) on each participant’s attainment of specific, written goals. The Committee approves all payouts under the EIP and reports the same to the full Board of Directors.

During 2006, there were 15 participants in this Plan, including the executive officers. The targeted percentage of salary for the CEO is 50%, and percentages for the other named executive officers range from 25% to 35%. Discussion relative to the Company’s performance, as well as performance against individual goals, takes place quarterly between each executive and his or her manager, and between the CEO and the Board of Directors. Communication at these regular intervals ensures that executives are aware of their current levels of performance and are motivated to meet their goals.

In 2006, the minimum level of financial performance against budget was not achieved; therefore, there were no payouts under the EIP for 2006.

Management Stock Purchase Plan (“MSPP”). The MSPP, an equity incentive compensation plan, was implemented in 2005 to provide an opportunity for executives to receive restricted shares of our Company’s common stock in lieu of a portion of the annual incentive bonus (awarded under the EIP). In 2006, this program was expanded to include officers at the Vice President level and above in our Company. The named executive officers are required to participate in this plan at the level of 20% of the annual incentive bonus. Restricted shares are granted at a discount of one-third of the fair market value of the stock on the date of the grant, and fully vest two years after the grant date if the participant remains employed at the Company for such period. Since the MSPP is tied to the annual incentive payout, which is based on performance to budget, benefits under this plan are similarly affected by our short-term financial performance. If a participant terminates employment prior to the vesting date (except in the case of retirement), she or he is reimbursed for the lesser of the amount originally used to purchase the restricted shares, or the current fair value of the shares on the date of the termination. At the time the shares vest, the difference between the purchase price and the market price on that date becomes taxable income or loss to the executive. If the vesting results in taxable income, the executive is required to pay minimum state, federal, and FICA/Medicare taxes on the difference between the purchase price and the price of the stock on the vesting date.

As with the other equity compensation programs, this program encourages investment in our Company and serves as a retention and recruitment tool for executive officers.

Long Term Incentives. One objective of the executive compensation program is to increase executives’ equity ownership in our Company, which more closely aligns executive and shareholder interests by strengthening the executive’s personal investment in the success of our Company. To meet this objective, the Committee has utilized restricted stock awards, the granting of stock options, the MSPP, and a Long Term Performance Share Plan (or Long Term Incentive Plan, “LTIP”). These programs reward executives with equity compensation, which more closely aligns the value ultimately received by named executive officers with the value created for other shareholders. The shares awarded generally have vesting schedules, enhancing our ability to retain these officers, and annual or ongoing grants or purchases ensure the continuation of this value as options are exercised and shares vest.

Impact of Tax and Accounting Rules. The Committee considers the impact of IRS regulations and accounting standards, such as Statement of Financial Accounting Standards No. 123(R), Share Based Payment, (“SFAS 123(R)”) regarding the expensing of equity awards, when approving actual awards or any changes to plan design.

Restricted Stock Awards. A component of compensation, which serves as a retention tool as well as increasing executive equity ownership in our Company, is the award of restricted stock. On January 25, 2005, we issued 4,687 shares of restricted stock, as allowed under the 2003 Stock Option and Incentive Plan as approved by shareholders, to the top six executives in our Company at the time, including the CEO. The number of shares awarded to each executive was determined on September 9, 2004 (the date the award was approved by the Committee) by dividing 15% of base salary by the stock price on that date. These awards have a 3-year vesting schedule, with one third vesting each year on January 25, 2006, 2007 and 2008. These shares have a $0 basis, and the executive officer is required to pay the minimum state, federal, and FICA/Medicare taxes at the time of vesting. There were no restricted stock awards in 2006.

Incentive Stock Options. An additional component of equity compensation for named executive officers and other senior officers is the award of options to purchase shares of common stock at fixed prices, as allowed under the 2003 Stock Option and Incentive Plan. All options that have been granted to the named executive officers were at the time of hire, as was generally the Company’s practice prior to 2005. This was done to enable the Company to attract talented executives and to tie their interests to the company’s goals and objectives. Our Company’s Board of Directors approved each grant, and the exercise price was set at the closing market price on the day of the Board of Directors’ meeting.

Since January 2005, additional option grants have been awarded to other senior officers in the Company, once a year in the first quarter, to promote ownership and enhance retention. Rather than include the named executive officers in these annual stock option awards, the Committee and the Board granted restricted stock described as the 2005 Restricted Stock Award (see Restricted Stock Awards above).

This Plan is tied to our Company’s performance, in that the options only have value if the market value of common stock increases. Individual option grants vest in five equal installments over a five-year period and have a ten-year life. Thus, this component of compensation results in an effective retention tool, increasing executive equity ownership in the Company, and aligning executive interests with shareholder interests.

Long-Term Performance Share Plan. The LTIP, which was implemented January 1, 2005 under the 2003 Stock Option and Incentive Plan, is administered by the Committee and intended to create a long-term incentive for the named executive officers, so that long-term interests of the Company are not compromised for short-term results. Awards made under the LTIP will be used to achieve the twin goals of (1) aligning executive incentive compensation with future increases in stockholder value, and (2) using equity compensation as a tool to retain key employees.

Each long-term performance period is a period of three consecutive fiscal years, beginning on January 1 of the first year and ending December 31 of the third year. Awards are based upon the attainment of certain targets for two performance measures as determined by the Committee and approved by the Board of Directors: growth in tangible book value (“TBV”) and return on average equity (“ROAE”) over the three-year period.

Target levels for each performance measure are set by the Committee for each long-term performance period, and are recommended by the Committee to the Board of Directors for approval. They are set in such a way as to ensure that the expense associated with the potential executive awards is an appropriate percentage of the resulting shareholder benefit. A performance matrix is developed from the target levels to include threshold, above threshold, target, above target, and superior levels for each performance measure.

Each named executive officer has a predetermined “target award,” which is reflected as a percentage of his or her base salary at the beginning of the long-term performance period. At the end of each long-term performance period, if both performance measures equal or exceed the threshold levels set forth in the matrix, then each participant shall receive an award in accordance with the matrix, paid in Company shares. The conversion of dollar amounts into shares will be based on the market value of a share on the first day of the relevant long-term performance period.

The first long-term performance period is January 1, 2005 to December 31, 2007. The actual performance measurement levels are not disclosed for competitive reasons. During 2006, the Committee recommended, and the Board of Directors approved, two adjustments to actual results for the three-year period: the impact to financial results from 1) the trust preferred securities issuance and Dutch auction tender offer, and 2) the change in fair value of “available for sale” securities. The current calculation of awards for this performance period, based on projections of tangible book value and return on average equity, is not considered material and no related expense has been recognized. The likelihood of achieving at least the threshold levels of the two performance measures for this three-year period is extremely unlikely, based on the actual results in the first two years of the three-year period.

In determining the performance measurement levels for TBV and ROAE for the 2006-2008 long-term performance period, the Committee considered the three-year business plan prepared by management and approved by the Board of Directors, and based on their opinion of that plan, along with an assessment of financial performance required to achieve the plan in comparison to the peer group, set the plan as the “target” level of performance. The Committee recommended the performance measurement levels for the performance matrix to the Board of Directors on November 28, 2006, and obtained their approval.

For the 2006-2008 long-term performance period, the actual performance measurement levels are not disclosed due to competitive reasons. The current calculation of awards for this performance period, based on projections of TBV and ROAE, is not considered material and no related expense has been recognized. The likelihood of achieving at least the threshold levels of the two performance measures for this three-year period is unlikely, based on actual results in the first year of the three-year period.

ELEMENTS OF POST-TERMINATION COMPENSATION AND BENEFITS

Retirement Compensation Programs. The Committee recognizes the importance of financial security to its named executive officers upon retirement. The plans and programs in place help ensure that they are focused on the Company’s financial well-being instead of being focused on their own.

Income replacement at retirement is largely dependent on participation in the Retirement Savings 401(k) Plan (“401(k) Plan”) and the performance of that program; it may be augmented with participation in the Executive Deferred Compensation Plan (described below) and/or participation in a SERP (described below). As a basic guideline, executives who have been with our Company for 25 years or more should be able to replace 65-75% of final average compensation (base salary and annual incentive bonus) at retirement, when considering a life annuity from former pension plan dollars, matching contributions and profit sharing allocations plus earnings in the 401(k) Plan, and 50% of the executive’s Social Security benefit.

Camden National Corporation 401(k) Plan and Profit Sharing contributions. All eligible employees are encouraged to participate in our 401(k) Plan. Participants may contribute pre- and post-tax savings contributions to the 401(k) Plan up to the maximum allowed by federal tax laws. We make matching contributions of up to 4% of their eligible compensation, and may make additional profit sharing contributions at the discretion of the Board of Directors. For 2006, the profit sharing contribution was 3% of employee’s eligible compensation. Employee deferrals and matching contributions are immediately vested. Effective January 1, 2007 profit sharing contributions have a graduated 6-year vesting schedule and once a participant has six years of service, contributions are totally vested. Participants elect how to invest their funds among the Plan choices.

Supplemental Executive Retirement Plan. We provide a nonqualified, noncontributory, defined-benefit, SERP for certain highly compensated officers. It is designed to make up the shortfall (when compared to a non-highly compensated employee) in replacing income at retirement due to IRS compensation and benefit limits under the 401(k) Plan and Social Security. With the SERP in place, participants should be able to replace 65-75% of their final average compensation, as noted above.

A total of 5 years of service are required to be eligible for a vested benefit under the SERP. Current active participants in the SERP may receive, upon retirement, a monthly lifetime benefit that is based on: 1) targeting 65-75% of that participant’s average salary and annual incentive bonus for the 36 months of employment with our Company during which the participant’s compensation was highest, 2) factoring in years of service, and 3) allowing for reductions relative to the following amounts: (a) 50% of the participant’s projected primary Social Security benefits; (b) benefits from the portion of the participant’s 401(k) Plan arising from employer contributions plus earnings; (c) the benefit from the distribution and projected earnings resulting from the termination of our defined benefit pension plan in 2001, and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by our Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan.

There is a total retirement benefit cap of 75% when a participants years of service exceeds 25 years. The SERP provides for a 15-year guaranteed benefit to the executive’s beneficiary upon his or her death. New agreements were prepared for all participants in May of 2005 to ensure 409A compliance.

Employment Agreements. We maintain an employment agreement with our CEO, Robert W. Daigle, which triggers certain benefits upon a change in control, termination and/or retirement. This agreement was amended and approved by the Board of Directors on December 1, 2006 and a summary was filed on Form 8-K on December 4, 2006. The amendment is filed as an exhibit to the 2006 Annual Report on Form10-K.

Pursuant to the agreement, if Mr. Daigle is terminated “without cause” (including under a change in control) or by “expiration of the agreement,” or if Mr. Daigle terminates employment for “good reason” during the employment term, he is entitled to receive two years salary, payable according to the then current annualized base salary, and commencing as soon as permitted under IRS Code Section 409A. In addition, Mr. Daigle would also receive two years of service credited to his SERP and be allowed to continue his participation in our medical, dental and life insurance plans. Termination by the executive for “good reason” includes a change in control scenario.

Medical and Life Insurance. To help alleviate the concern about the cost of medical insurance at retirement, full time employees who retire with twenty or more years of continuous service and have reached at least age 55 are eligible to participate in our medical insurance program and receive $250.65 per month toward individual coverage, as well as $10,000 of life insurance coverage (which is reduced to $5,000 at age 70). Employees who retire with at least ten years or more of continuous service and have reached at least age 55 may continue to utilize our group medical plan at their cost. When an employee reaches age 65, the coverage automatically changes to a Medicare supplemental plan.

Retirement Savings 401(k) Plan. Employees who retire with at least ten years of continuous service and have reached at least age 55 may elect to continue their participation in our Company’s 401(k) Plan and the fees will be waived.

OTHER ELEMENTS

Executive Deferred Compensation Plan (“EDCP”). The Committee administers an EDCP that allows executives to defer up to 100% of salary and annual bonus, after the payment of FICA/Medicare taxes, until retirement, thereby providing an opportunity to create future income to augment retirement benefits. This program is available to current participants in the EIP, including the CEO and the other named executive officers. The EDCP is unfunded for purposes of ERISA and the participants are only unsecured creditors of the Company with respect to claims for benefits under the EDCP. The administration of the EDCP is a cost effective way to provide another incentive for executives to stay with the Company until retirement.

Company Vehicles. The CEO and Chief Banking Officer are each provided a Company vehicle to use for business purposes, due to the business travel expectations of these two positions, as well as the importance of their visibility. The value for personal use is added to their annual income.

Financial Planning Fringe Benefit Plan. The purpose of this fringe benefit, implemented January 25, 2005, is to encourage and enable the named executive officers to engage the services of an advisor for tax planning, personal estate planning, and/or general financial planning purposes. The Committee views this benefit as especially important in light of the various components of executive compensation and the related tax implications. Executives are eligible to receive up to $3,000 per calendar year for this purpose, and may select their own advisors. The value used each year is considered taxable income.

Donations. Each year, named executive officers may direct donations of up to $2,000 to charitable organizations of their choosing, subject to final approval by Camden National Bank’s Donations Committee. The Committee recognizes the importance of charitable giving by the Company’s senior officers, and provides this benefit as additional encouragement.

STOCK OWNERSHIP GUIDELINES

In conjunction with the implementation of the new equity compensation programs in 2005, stock ownership guidelines were established for executive officers. Stock must be owned outright to count toward meeting this requirement. The minimums established in January 2005 apply to Mr. Daigle, Ms. Bouchard, and Mr. Dufour. By January 1, 2010, Mr. Daigle must own three times his January 2005 base salary in Company stock, while Ms. Bouchard and Mr. Dufour must own one times their respective January 2005 base salaries in Company stock. By January 1, 2015, Mr. Daigle must own six times his January 2005 base salary in Company stock, while Ms. Bouchard and Mr. Dufour must own two times their respective January 2005 base salaries in Company stock. Mr. Daly, who became eligible for the executive compensation program in January 2006, has the same ownership requirements as Ms. Bouchard and Mr. Dufour, extended by one year.

CONCLUSION

Based on its analysis of each element of executive compensation, and the package as a whole, the Committee believes that our executive compensation program is appropriate for attracting and retaining the executive team necessary to meet the Company’s overall performance objectives. In addition, the compensation paid to executives is justifiable and fair in light of their contributions, and reasonable in light of the improvement in shareholder value that is required for the potential awards under the various plans.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis Report in its entirety with management, and based on the review and discussion, recommended to the Board of Directors that it be included in the Company’s Annual Report on Form 10-K and Proxy Statement.

Submitted by:	Ward I. Graffam, Chairman
Ann W. Bresnahan
John W. Holmes
Rendle A. Jones
Winfield F. Robinson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation earned by our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers whose total compensation was $100,000 or more for the most recent fiscal year, excluding the amount shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

Name and Principal Position	Year	Salary(1) ($)		Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value In Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)		Total ($)
Robert W. Daigle	2006	$310,000	(6)	$—	$26,801	$—	$—	$124,100	$27,765	(8)	$488,666
President and Chief Executive Officer
Sean G. Daly	2006	135,000		—	1,497	11,385	—	—	30,686	(9)	178,569
Chief Financial Officer
Gregory A Dufour	2006	190,000		—	13,627	—	—	50,200	17,583		271,410
Chief Banking Officer
Laurel J. Bouchard	2006	155,000	(7)	—	12,029	—	—	48,800	14,827		230,656
Chief Administrative Officer
Jeffrey D. Smith	2006	150,000		—	11,508	—	—	38,500	15,039		215,047
Chief Operations Officer Camden National Bank

(1)	In addition to the salaries, amounts include (i) compensation deferred pursuant to the Company’s 401(k) Plan, which allows employees of the Company and its participating subsidiaries to defer up to the maximum amount allowed by federal tax laws, subject to applicable limitations in Section 401(k) of the Internal Revenue Code of 1986, as amended, and (ii) compensation deferred pursuant to the Company’s non-qualified deferred compensation plan, which allows executive officers of the Company to defer up to 100% of base salary and incentive compensation.
(2)	In accordance with SFAS 123(R) the amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, of awards pursuant to the 2003 Stock Option and Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in footnote 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K.
(3)	In accordance with SFAS 123(R) the amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, of option awards pursuant to the 2003 Stock Option and Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts for fiscal years ended December 31, 2004, 2005 and 2006 are included in footnote 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K.
(4)	The amounts in this column reflect the changes in value of the Company’s nonqualified, noncontributory, defined-benefit supplemental executive retirement program. No named executive officer received preferential or above-market earnings on deferred compensation.
(5)	The amounts in this column includes (i) 401(k) matching contributions by the Company, (ii) a 3% profit sharing allocation under the Company’s Retirement Savings Plan, (iii) the Company’s discretionary contributions to the EDCP, (iv) dividend value on stock awards not factored into the grant date fair value, (v) relocation expenses, (vi) vehicle personal use benefit value, and (vii) personal financial planning benefit value.
(6)	This amount includes $266,246 that was deferred to the EDCP.
(7)	This amount includes $25,000 that was deferred to the EDCP.
(8)	This amount includes $18,691 in discretionary contributions to Mr. Daigle’s EDCP account, of which $7,463 relates to prior years. In 2006 the Board of Directors approved discretionary contributions to replace 401(k) match and 3% profit sharing amounts not received on deferred earnings.
(9)	This amount includes $17,708 for relocation expenses.

Grants of Plan-Based Award Table

The following table summarizes stock grants made during 2006 to executive officers named in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Share of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (S / Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Daigle	02/13/06	$—	$—	$—	—	—	—	878	—	—
Sean G. Daly	02/13/06	—	—	—	—	—	—	257	—	—
Gregory A. Dufour	02/13/06	—	—	—	—	—	—	472	—	—
Laurel J. Bouchard	02/13/06	—	—	—	—	—	—	386	—	—
Jeffrey D. Smith	02/13/06	—	—	—	—	—	—	300	—	—

(1)	On February 13, 2006, executive officers purchased restricted shares in lieu of 20% of their 2005 annual incentive bonus under the MSPP at $23.30 per share, a discount of one-third of the closing market price of $34.95 on the date of the grant. These shares will fully vest two years after the grant date.

The base salary of the Chief Executive Officer is set at $310,000 pursuant to his employment agreement. For 2006, base salaries of the other four executive officers were increased in accordance with the Compensation Committee’s competitive pay objective to pay at or near the targeted percentile of the New England peer group on base salaries. Under our LTIP, performance relative to ROAE and TBV during three-year performance periods is measured to specific metrics associated with the two measurements, and evaluated to ensure executive equity compensation is aligned with achieving shareholder value. Executive officers receive 100% of their targeted awards when both ROAE and TBV are at target levels. Actual awards can range from 25% of the target award, when both measurements are at the threshold level of performance, and up to 200% of target award, when both measurements are at the superior level of performance.

The annual EIP for executive officers is tied specifically to the annual budget and approved by the Board of Directors. Potential cash awards are earned relative to performance to budget for that year. If 100% of the budget goal is achieved, executives receive their respective target percentages of base salary (between 25% - 50%). Awards are made to executives when actual performance is 96% - 110% of budgeted projections with a 20% adjustment in the targeted award for each percentage point above and below the budget target. There are no payouts for performance below 96% of the budget and awards are capped at 110% of budget, at which level the executive could receive 200% of their respective target awards. Based on 2006 financial performance compared to budget targets, there were no payouts under the EIP.

The executive officers are required to participate in the MSPP at the level of 20% of the annual EIP award. Under the MSPP, participants receive restricted shares of our Company’s common stock in lieu of a portion of the annual EIP award. The restricted shares are granted at a discount of one-third of the fair market value of the stock on the date of the grant, and vest two years after the grant date if the participant remains employed by the Company for such period. If a named executive terminates employment prior to the vesting date (except in the case of retirement), she or he forfeits the shares and is reimbursed by us for the lesser of the amount originally used to purchase the restricted shares or the current fair value of the shares. The number of shares on the “Grants of Plan-Based Award Table” above reflects the number of shares purchased with 20% of each executive officer’s cash award under the EIP for the 2005 fiscal year.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes outstanding equity awards at December 31, 2006 to executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Share or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert W. Daigle	—	—	—	$—	—	2,590	(1)	$119,451	—	—
Sean G. Daly	1,500	6,000	—	35.84	02/22/15	257	(2)	11,853	—	—
Gregory A. Dufour	—	—	—	—	—	1,277	(3)	58,895	—	—
Laurel J. Bouchard	3,750	—	—	18.38	04/27/09	1,158	(4)	53,407	—	—
Jeffrey D. Smith	2,750	—	—	18.75	01/13/08	1,097	(5)	50,594	—	—

(1)	Amount includes (i) 910 shares from restricted shares issued on January 25, 2005 with a 3-year vesting schedule, (ii) 802 shares purchased on February 8, 2005 at $24.91 per share under the MSPP, and (iii) 878 shares purchased on February 13, 2006 at $23.30 per share under the MSPP.
(2)	Amount includes 257 shares purchased on February 13, 2006 at $23.30 per share under the MSPP.
(3)	Amount includes (i) 484 shares from restricted shares issued on January 25, 2005 with a 3-year vesting schedule, (ii) 321 shares purchased on February 8, 2005 at $24.91 per share under the MSPP, and (iii) 472 shares purchased on February 13, 2006 at $23.30 per share under the MSPP.
(4)	Amount includes (i) 411 shares from restricted shares issued on January 25, 2005 with a 3-year vesting schedule, (ii) 361 shares purchased on February 8, 2005 at $24.91 per share under the MSPP, and (iii) 386 shares purchased on February 13, 2006 at $23.30 per share under the MSPP.
(5)	Amount includes (i) 396 shares from restricted shares issued on January 25, 2005 with a 3-year vesting schedule, (ii) 401 shares purchased on February 8, 2005 at $24.91 per share under the MSPP, and (iii) 300 shares purchased on February 13, 2006 at $23.30 per share under the MSPP.

Option Exercises and Stock Vested Table

The following table summarizes the number of shares acquired and the dollar amounts realized by the executive officers named in the Summary Compensation Table during 2006 on the exercise of stock options and vesting of shares of stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Robert W. Daigle	10,000	$203,300	455	$16,084
Sean G. Daly	—	—	—	—
Gregory A. Dufour	5,000	142,500	242	8,555
Laurel J. Bouchard	—	—	205	7,247
Jeffrey D. Smith	1,750	36,313	198	6,999

(1)	The “value realized” represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized is determined without considering any taxes, which may be owed.
(2)	On January 25, 2005, shares of restricted stock were awarded to four of the current named executive officers (Mr. Daly was not employed by the Company on that date). The total number of shares awarded to each executive was determined on September 9, 2004 (the date the award was approved by the Compensation Committee) by dividing 15% of base salary by the stock price on that date. These awards have a 3-year vesting schedule, with one third vesting each year on January 25, 2006, 2007 and 2008. These shares have a $0 basis, and the executive officer is required to pay the minimum state, federal, and FICA/Medicare taxes at the time of vesting.
(3)	The “value realized” represents the closing market value on the vesting date of January 25, 2006 of $35.35. The value realized is determined without considering any taxes that may be owed.

Pension Benefits Table

The following table summarizes the pension benefits for each of the executive officers named in the Summary Compensation Table during 2006.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Robert W. Daigle	Supplemental Executive Retirement Program	10	$830,800	$—
Sean G. Daly	—	—	—	—
Gregory A. Dufour	Supplemental Executive Retirement Program	5	248,000	—
Laurel J. Bouchard	Supplemental Executive Retirement Program	7	299,600	—
Jeffrey D. Smith	Supplemental Executive Retirement Program	9	236,500	—

(1)	The amounts in this column reflects the present value of accumulated benefits payable to each of the named executive officers, determined using interest rate and mortality rate assumptions consistent with those used in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K.

The Company provides the SERP, a nonqualified, noncontributory, defined benefit, supplemental retirement program for certain highly compensated executives. An executive is required to have five years of service to be eligible for a vested benefit under the existing SERP, and four of the five executive officers are currently active participants. Current active participants in the SERP may receive upon retirement at age 55 or older, a monthly lifetime benefit that is calculated based on targeting 65%-75% of the participant’s average salary and annual incentive bonus for the 36 consecutive months of employment during which the participant’s compensation was the highest, factoring years of service, and allowing for reductions relative to (a) 50% of the participant’s projected primary Social Security benefits; (b) benefit from the portion of the participant’s 401(k) arising from employer contributions plus earnings; (c) the benefit from the distribution and projected earnings resulting from the termination of the Company’s defined benefit pension plan in 2001, and (d) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. A total retirement benefit cap of 75% was instituted for participants when years of service exceed 25 years. The Agreement provides for a 15-year guaranteed benefit starting at age 65 for vested participants who leave the Company prior to age 55 and to the executive’s beneficiary upon his or her death.

The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 55. If the executive retires before age 62, the accrued benefit is reduced by the early commencement factor that starts at 64% at age 55 up to 100% age 62. Benefits are also reduced for executives who retire with less than 25 years of service. Mr. Daigle is currently eligible for early retirement under this plan.

Nonqualified Deferred Compensation Table

The following table summarizes the nonqualified deferred compensation for each of the executive officers named in the Summary Compensation Table during 2006.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert W. Daigle	$332,061	$7,464	$48,927	—	$980,874	(1)
Sean G. Daly	—	—	—	—	—
Gregory A. Dufour	—	—	—	—	—
Laurel J. Bouchard	25,000	—	724	—	25,724
Jeffrey D. Smith	—	—	—	—	—

(1)	Starting balance was $592,422 and was included in prior year disclosures.

The EDCP allows participants to defer up to 100% of salary and/or annual incentive bonus, after payment of FICA/Medicare taxes. For 2006, each participant had an individual agreement setting forth the terms of the EDCP.

Starting on April 1, 2006, the executives had new investment options that mirror the investment options available in our 401(k) Plan. Executives were given the option to stay with the prior investment choice and receive 5.25% on the balance in the account as of December 31, 2006, or elect the new investment options effective April 1, 2006. As of January 1, 2007, all participants are required to utilize the new investment options. The Company made contributions to participant accounts equivalent to the amount of safe harbor match and profit sharing contribution to which they would have been entitled in 2002, 2003, 2004, and 2005 had it not been for the amount of the Deferred Compensation (subject to the IRS limits). In the future, contributions in this regard will be made annually in the first quarter.

The table below shows the funds utilized under the EDCP and their annual rate of return for the calendar year ended December 31, 2006, as reported by the administrator:

Investment Option	2006 Rate of Return
Vanguard Total Bond Index-Admiral	4.36%
Vanguard Wellesley Income-Admiral	11.39%
Mutual Beacon Fund	20.98%
Fidelity Low Priced Stock Fund	17.76%
T.Rowe Price New Horizon Fund	7.39%
T.Rowe Price International Stock Fund	19.26%
Dodge & Cox Stock Fund	18.53%
Royce Total Return Fund	14.54%
Dodge & Cox International Stock Fund	28.01%
Fidelity Contra Fund	11.52%

Participants may elect to receive the funds in a lump sum, annual installments over a period of five years, or annual installments over a period of 10 years. The lump sum method shall be the automatic form of payment for participants whose termination of employment is voluntary and precedes their attaining age 55, provided that their vested benefit is less than $50,000. For all other participants, the ten year installment method shall be the default form of distribution if no other method is either specified in the EDCP or elected by and validly in effect for the participant. Installments for each year shall be calculated by dividing the account balance then payable by the number of years remaining on the installment schedule.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans to which the named executive officers would be entitled upon termination of employment or following a change in control of the Company. The calculations assume that such termination or change in control was effective as of December 31, 2006.

Name	Cash Severance Payment ($)		Incremental Pension Benefit ($)		Continuation of Medical Benefits ($)		Acceleration of Equity Awards(1) ($)	Financial Guidance ($)		Total Benefits ($)
Robert W. Daigle(2)
Voluntary termination	$0		$0		$0		$0	$0		$0
Involuntary termination without cause	620,000	(3)	198,438	(4)	18,685	(5)	0	0		837,123
For cause termination	0		0		0		0	0		0
Voluntary for good reason (after change-in-control)	620,000	(3)	198,438	(4)	18,685	(5)	79,016	0		916,139
Early retirement	0		0		0		0	37,500	(6)	37,500
Sean G. Daly
Change-in-control	0		0		0		67,545	0		67,545
Gregory A. Dufour
Change-in-control	0		0		0		39,902	0		39,902
Laurel J. Bouchard
Change-in-control	0		0		0		35,421	0		35,421
Jeffrey D. Smith
Change-in-control	0		0		0		33,615	0		33,615

(1)	Under the 2003 Stock Option and Incentive Plan, each outstanding stock option and restricted stock award becomes fully exercisable upon a change in control. The “value realized” is based on the closing market value on December 31, 2006.
(2)	Mr. Daigle is the only executive officer who would receive payments and benefits not extended on a non-discriminatory basis to other salaried employees upon termination of employment under certain circumstances. The potential payments and benefits under the Company’s compensation and benefit plans to which Mr. Daigle would be entitled, as described in his Employment Agreement and amendments thereof.
(3)	Represents the value of two years of base salary, payable according to the Company’s regular payroll schedule, which would be reduced by standard withholding and authorized deductions.
(4)	Represents the present value of an incremental non-qualified pension benefit with two years of service credit.
(5)	Represents the present value of the guarantee, for two years following a covered termination, of continued coverage equivalent to the Company’s current active employee medical, dental, life, and long-term disability insurances.
(6)	Represents the present value of the financial planning benefit until Mr. Daigle reaches the age of seventy.

Director Compensation Table

The following table summarizes compensation paid to non-employee directors during 2006.

Name	Fees Earned or Paid In Cash by Company ($)	Fees Earned or Paid In Cash by Subsidiaries ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Ann W. Bresnahan	$16,600	$8,600	(1)	$—	$—	$—	$—		$—	$25,200
Robert J. Campbell	17,850	12,000	(2)	—	—	—	—		—	29,850
David C. Flanagan	16,500	10,200	(1)	—	—	—	—		—	27,700
Ward I. Graffam	25,500	12,000	(2)	—	—	—	—		—	37,500
John W. Holmes	22,450	9,800	(1)	—	—	—	—		—	32,250
Theodore C. Johanson	16,000	10,800	(1)	—	—	—	—		—	26,800
Rendle A. Jones	29,575	33,550	(3)	—	—	—	—		—	63,125
Winfield R. Robinson	20,775	10,450	(1)	—	—	—	5,746	(4)	—	36,971
Robin A. Sawyer	20,425	—		—	—	—	—		—	20,425

(1)	Fees received as a director of Camden National Bank, a subsidiary of the Company.
(2)	Fees received as a director of Acadia Trust, N.A., a subsidiary of the Company.
(3)	Fees of $22,550 received as a director of Camden National Bank, and $11,000 received as a director of Acadia Trust, N.A., both subsidiaries of the Company.
(4)	This amount includes the above-market earnings for fees deferred at Camden National Bank and put into a savings account that paid prime rate of 8.25% for 2006, which was 2.36% above 120% of the applicable federal long-term rate.

Directors who are also employees do not receive any compensation for serving as directors or as members of committees. Directors who are not employees receive a $625 monthly retainer (chairpersons of the audit and compensation committees, $775), $600 for attendance at each regular meeting of the Board of Directors, and $325 for attendance at each meeting of a committee (audit committee, $500) of the Board of Directors. The Chairman of the compensation committee also receives $500 for attendance at each meeting of the committee. In addition, the Chairman of our Company’s Board of Directors receives an annual retainer of $7,500. No additional fees were paid for membership on committees or for attendance at board or committee meetings.

Director compensation is paid monthly to those directors who do not defer their compensation. Any director of our Company may defer up to 100% of his or her fees and retainer in any calendar year. If a director elects to defer compensation, we automatically credit the deferred amounts to a bank savings account designated for such purposes for that director. The deferred amount may be kept as cash in the savings account or adjusted quarterly based on the current market value of the Company’s stock (referred to as “phantom stock”) for those directors electing the phantom stock option. As of January 1, 2007 investment options for the director deferred compensation plan will be the same as those in our Company’s 401(k) Plan. Directors will have the option to continue to use the phantom stock investment option for their December 31, 2006 balances. The balance in the deferred account is paid out to the director, or the designated beneficiary, according to the instructions filed by the Director, subject to the limitations imposed by IRS Code Section 409A.

One director still participates in a grandfathered deferred compensation program at the Company’s bank subsidiary, and he received the prime rate of interest applied to his beginning of the year balance as of the last day of the year.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent registered public accounting firm, Berry, Dunn, McNeil & Parker (“BDMP”), is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements and financial disclosure controls, as of and for the year ended December 31, 2006.

The Audit Committee also has discussed with the Company’s independent auditors the matters required to be discussed by the Auditing Standards Board of The American Institute of Certified Public Accountants’ Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent auditors, as required by the Independence Standards Board’s Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors the auditors’ independence.

Based on the reviews and discussions referenced above, the Company’s Audit Committee recommended to the Board of Directors of the Company that the financials statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

As of December 31, 2006, each of the members of the Company’s Audit Committee is independent, as such term is defined under the listing standards of the American Stock Exchange.

The Board of Directors has determined that the Company has at least one “audit committee financial expert” serving on its Audit Committee. Ms. Robin A. Sawyer, CPA, the Chairman of the Audit Committee, meets the criteria for an “audit committee financial expert” and is “independent” within the meaning of the rules adopted by the American Stock Exchange pursuant to the Sarbanes-Oxley Act of 2002.

During the years ended December 31, 2006 and 2005, the Company paid the following fees to BDMP, the Company’s independent registered public accounting firm:

Audit Fees: The aggregate fees billed for professional services rendered by the principal accountant, BDMP, for the audit of the Company’s annual financial statements in compliance with the Sarbanes-Oxley Act of 2002, internal control reporting under Sarbanes-Oxley Section 404, review of financial statements included in the Company’s Form 10-Q’s, and review of the 2006 tender offer were $154,073 and $142,547, for the years ended December 31, 2006 and 2005 respectively.

Audit Related Fees: The aggregate fees billed for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2006 and 2005 were $24,208 and $19,105, respectively. These services related primarily to the audit of the Company’s employee benefit plan and the audit of a common trust fund.

Tax Fees: The aggregate fees billed for professional services rendered by BDMP for tax compliance, tax audit assistance, tax advice and tax planning for the years ended December 31, 2006 and 2005 were $20,210 and $20,327, respectively. The nature of the services comprising the fees disclosed under this category are preparation of federal and state tax returns, assistance with IRS audit, review of estimated tax payments, and review of compliance with information reporting requirements.

All Other Fees: The aggregate fees billed for services provided by BDMP, other than the services reported in the paragraphs above, for the years ended December 31, 2006 and 2005 were $0 and $1,322, respectively.

No services were rendered for financial information systems design and implementation or internal audit.

All audit and non-audit services provided by the Company’s external auditors are pre-approved by the Audit Committee.

The Company’s Audit Committee has considered the compatibility of the non-audit services furnished by the Company’s auditing firm with the firm’s need to be independent.

Submitted by:	Robin A. Sawyer, CPA, Chairperson
Robert J. Campbell
David C. Flanagan
John W. Holmes

Certain Business Relationships

No nominee for director, other continuing director or executive officer of the Company engaged in any transaction with the Company or any of its subsidiaries during fiscal year 2006, in which the amount involved exceeded or exceeds $60,000, other than the financial transactions described below in the “Indebtedness of Management” section.

Indebtedness of Management

The Company’s nominees for directors, continuing directors and executive officers, members of the immediate family of continuing directors and executive officers, and entities which directors, continuing directors or executive officers control (other than subsidiaries of the Company), have had, and are expected to have in the future, financial transactions with one or more of the Company’s subsidiaries. As of December 31, 2006, the outstanding loans by the Company’s subsidiary bank to the Company’s nominees for directors, continuing directors and executive officers amounted to an aggregate of approximately $5.0 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

All loans made by the Company and its bank subsidiary to directors and executive officers are regulated by the Company’s federal regulators. These regulations (known as “Reg. O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extension of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions.

PROPOSAL 2 – AMENDMENT TO THE ARTICLES OF

INCORPORATION TO REQUIRE A MAJORITY VOTE FOR THE ELECTION OF DIRECTORS

The Board of Directors has a long-standing commitment to implement good corporate governance practices to ensure that the Company’s stockholders have the opportunity to exercise meaningful rights relative to governance of the Company. The Board of Directors recognizes that one of the most important rights of stockholders is the right to vote in the election of directors. Recent trends in corporate governance have recognized that the Company’s current practice of electing directors by a plurality vote in an uncontested election may not provide a stockholder with meaningful voting rights. Under a plurality vote requirement, a candidate is elected if he or she receives more votes than any other candidate. Thus, in the case of an uncontested election, a candidate could be elected even if a majority of the stockholders determined to withhold their votes for the election of such director, because such director will still receive more votes than any other nominee. Therefore, there has been an emerging trend for public companies seeking to operate under “best” corporate governance practices to require that a candidate in an uncontested election must receive more votes cast “for” election than “withheld.”

In the case of a contested election, the current plurality vote requirement would continue because the Board of Directors believes that stockholders would have a meaningful choice among the competing candidates.

In order to implement the majority vote provision, the Board of Directors recommends that the stockholders approve an amendment to the Company’s Articles of Incorporation, providing that directors shall be elected in the manner provided for in the By-laws. Subject to approval of the amendment to the Articles of Incorporation, the Company’s By-laws would be amended to provide for a majority vote requirement in the case of uncontested elections. Upon effectiveness of the amendment to the Articles of Incorporation, the amendment to the By-laws will become effective with no further action by the stockholders.

Accordingly, the Board proposes to amend the Articles of Incorporation so that Article Eight of the Articles of Incorporation will read as follows:

EIGHTH: Other provisions of these articles, if any, including provisions for the regulation of the internal affairs of the corporation, are set out in Exhibit A attached hereto and made a part hereof.

Exhibit A to the Articles of Incorporation will read:

In an uncontested election of directors of the corporation, the directors shall be elected by a majority vote of the stockholders of the corporation in the manner provided for in the By-laws of the corporation.

The affirmative vote of the holders of a majority of the outstanding shares of all stock entitled to vote at the annual meeting is required for approval of Proposal 2. Shares not present at the meeting and shares voting “abstain” effectively count as votes against the amendment. If Proposal 2 is approved, the amendment to the Articles of Incorporation will become effective upon filing of the Articles of Amendment with the Secretary of State of the State of Maine.

The Board of Directors recommends voting “FOR” the approval of the amendment to the Articles of Incorporation to provide for a majority vote for election of the directors.

PROPOSAL 3 – RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Berry, Dunn, McNeil & Parker has served as the Company’s independent public accounting firm since the Company’s formation in 1985, and as Camden National Bank’s independent public accounting firm since 1980. At the recommendation of the Audit Committee, Berry, Dunn, McNeil & Parker has been selected to continue to serve as the Company’s accountant for 2007. The Company has not had any disagreements with Berry, Dunn, McNeil & Parker on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. At the Annual Meeting, shareholders will be asked to ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s accountant for the fiscal year ending December 31, 2007. Representatives of Berry, Dunn, McNeil & Parker will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

The Board of Directors recommends voting “FOR” the ratification of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2007.

OTHER MATTERS

Nominations by Shareholders

Nominations for election to the Company’s Board of Directors may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Secretary of the Company no later than the close of business of the 90th day, or earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s Annual Meeting. In the event that the date of the Annual Meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting, and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, the nominating shareholder shall furnish (a) as to the nominating shareholder and the beneficial owner, if any, on whose behalf the proposal is made the name and residence address of the nominating shareholder; and (b) the number of shares of Common Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting may disregard any nominations not made in accordance with these provisions, and may instruct the inspector of election to disregard all votes cast for each such nominee. Our By-laws do not obligate us to include information about the candidate in our proxy materials, nor does it require us to permit the stockholder to solicit proxies for the candidate using our proxy materials. The By-law relates only to the procedure by which a stockholder may nominate a candidate for director. To date, no stockholder has proposed a candidate pursuant to our By-laws. If a stockholder should propose a candidate, we anticipate that the Governance Committee would evaluate that candidate on the basis of the criteria noted above. For additional information, please refer to Section 2.1 of our By-laws and to “Shareholder Proposals for Annual Meetings” below.

Shareholder Proposals for Next Annual Meeting

Shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company’s proxy statement and form of proxy for the 2008 Annual Meeting of Shareholders must be received by the Company by November 27, 2007. Such a proposal must also comply with the requirements as to form and substance established by the Commission for such a proposal to be included in the proxy statement and form of proxy.

Shareholder Communications

Our shareholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing committees of the Board of Directors by writing directly to those individuals c/o Camden National Corporation at the following address: Two Elm Street, Camden, Maine 04843. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that applies to all of our employees, officers and directors. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Code of Ethics on our websites located at www.camdennational.com.

Financial Statements

The Annual Report on Form 10-K, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with the United States generally accepted accounting principles, is being distributed to all Company shareholders of record and is enclosed herewith.

Other Business Matters

As of the date of this Proxy Statement, the Company’s Board of Directors know of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other business, matter or proposal shall properly come before the Annual Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Company’s Board of Directors.

By Order of the Board of Directors

John W. Holmes

Secretary

March 29, 2007

CAMDEN NATIONAL CORPORATION

PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas C. Jackson and Jeffrey J. Weymouth, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Camden National Corporation to be held at the Hanley Center, Fox Ridge Office Park, Route One, Rockport, Maine 04856 on May 1, 2007 at 3:00 p.m. local time, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of the Company’s common stock which the undersigned may be entitled to vote at said meeting upon the following proposal described in the accompanying Notice of Annual Meeting and Proxy Statement, dated March 29, 2007, in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Meeting. All previously dated proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

SEE REVERSE SIDE

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

May 1, 2007

Please date, sign and mail

your proxy card in the

envelope provide as soon

as possible.

¯Please detach along perforated line and mail in the envelope provided.¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect three Directors. The Board of Directors has nominated the persons listed below to serve as directors until 2010.		2. To amend the Company’s Articles of Incorporation to require a majority vote for the election of directors.	FOR AGAINST ABSTAIN ☐ ☐ ☐
NOMINEES:

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	• David C. Flanagan • Theodore C. Johanson • Robin A. Sawyer

3. To ratify the selection of Berry, Dunn, McNeil & Parker as the Company’s independent registered public accounting firm for 2007.

4. The proxies are authorized to vote in their discretion upon such other business and matters or proposals as may properly come before the Meeting.

FOR AGAINST ABSTAIN ☐ ☐ ☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Shareholder Address		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder Date:		Signature of Shareholder Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.